Exhibit 10.17

OFFICE LEASE

33 NORTH LASALLE BUILDING

BETWEEN

THIRTY-THREE ASSOCIATES LLC

AS LANDLORD

AND

TIGRIS CORPORATION

AS TENANT

i

Article			Page

	8.3	ASSIGNMENT OR SUBLET TO AFFILIATE	10

9	MAINTENANCE		11
	9.1	LANDLORD’S MAINTENANCE	11
	9.2	TENANT’S MAINTENANCE	11

10	ALTERATIONS AND IMPROVEMENTS		12
	10.1	TENANT’S ALTERATIONS	12
	10.2	LIENS	13

11	WAIVERS OF CLAIMS AND INDEMNITY		13
	11.1	WAIVERS	13
	11.2	INDEMNIFICATION	14

12	LANDLORD’S REMEDIES		14
	12.1	EVENTS OF DEFAULT	14
	12.2	LANDLORD’S REMEDIES	14
	12.3	WAIVER OF TRIAL BY JURY	15
	12.4	ATTORNEYS’ FEES	16

13	SURRENDER OF PREMISES		16

14	HOLDING OVER		16

15	DAMAGE BY FIRE OR OTHER CASUALTY		17
	15.1	SUBSTANTIAL UNTENANTABILITY	17
	15.2	INSUBSTANTIAL UNTENANTABILITY	17
	15.3	RENT ABATEMENT	18
	15.4	TENANT’S RESTORATION	18

16	EMINENT DOMAIN		18
	16.1	SUBSTANTIAL TAKING	18
	16.2	INSUBSTANTIAL TAKING	18
	16.3	COMPENSATION	19

17	TENANT’S INSURANCE		19

18	RULES AND REGULATIONS		20

19	LANDLORD’S RIGHTS		20

Article		Page

29	OPTION TO RENEW	34

30	TEMPORARY USE	36

OFFICE LEASE

ARTICLE 1

BASIC LEASE PROVISIONS AND IDENTIFICATION OF EXHIBITS

1.1	BASIC LEASE PROVISIONS.

A.	BUILDING AND ADDRESS:

33 North LaSalle Building

33 North LaSalle Street

Chicago, Illinois 60602

B.	LANDLORD AND ADDRESS:

Thirty-Three Associates LLC

c/o Golub & Company

625 North Michigan Avenue, Suite 2000

Chicago, Illinois 60611

C.	TENANT AND CURRENT ADDRESS:

Tigris Corporation, a New York corporation

155 North Michigan Avenue, Suite 2813

Chicago, Illinois 60601

D.	DATE OF LEASE: , 2000

E.	LEASE TERM: Six (6) years, nine (9) months, and approximately fourteen (14) days

F.	COMMENCEMENT DATE OF TERM: May 15, 2000, subject to adjustment pursuant to Section 2.2 below

G.	EXPIRATION DATE OF TERM: February 28, 2007, subject to adjustment pursuant to Section 2.2 below

H.	MONTHLY BASE RENT:

Period	Annual Base Rent	Monthly Base Rent	Per Rentable Square Foot
5/15/00 - 5/31/01	$211,650.00	$17,637.50	$25.50
6/1/01 - 5/31/02	$215,799.96	$17,983.33	$26.00
6/1/02 - 5/31/03	$219,950.04	$18,329.17	$26.50
6/1/03 - 5/31/04	$224,100.00	$18,675.00	$27.00
6/1/04 - 5/31/05	$228,249.96	$19,020.83	$27.50
6/1/05 - 5/31/06	$232,400.04	$19,366.67	$28.00
6/1/06 - 2/28/07	$236,550.00	$19,712.50	$28.50

I.	RENTABLE AREA OF THE PREMISES: 8,300 rentable square feet on the thirty-fifth (35th) floor (4,132 rentable square feet) and thirty-sixth (36th) floor (4,168 rentable square feet) (Suites 3500 and 3600)

J.	TENANT’S PROPORTIONATE SHARE: 2.05%

K.	SECURITY DEPOSIT: See Article 22

L.	BROKERS: Golub & Company and Insignia/ESG

1.2	IDENTIFICATION OF EXHIBITS.

The exhibits set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	Plans of Premises

EXHIBIT B	Work Letter

EXHIBIT C	Rules and Regulations

ARTICLE 2

PREMISES AND TERM

2.1 LEASE OF PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the premises (the “Premises”) shown on Exhibit A attached hereto which are contained in the office building described in Section 1.1 A (the “Building”), upon the following terms and conditions.

2.2 TERM. The term of this Lease (the “Term”) shall commence on the date (the “Commencement Date”) stated in Section 1.1F. The Term shall expire on the date (the “Expiration Date”) stated in Section 1.1G, unless sooner terminated as otherwise provided in this Lease. The Commencement Date and the Expiration Date may be extended in accordance with this Lease. In the event of such extension, each date set forth in the Monthly Base Rent schedule in Section 1.1H shall be deemed to have been adjusted by an equal number of days. Promptly after the actual Commencement Date and the actual Expiration Date are ascertained, Landlord and Tenant shall execute and deliver to each other an agreement in form and substance satisfactory to Landlord and Tenant setting forth the actual Commencement Date and the actual Expiration Date.

2.3 PRE-TERM OCCUPANCY. Any possession or occupancy of the Premises by Tenant prior to the Commencement Date shall be deemed to be under all of the terms, covenants, conditions and provisions of this Lease, including the covenant to pay Monthly Base Rent, except that Tenant shall not be required to pay Monthly Base Rent for pre-Term occupancy for the purpose of performing work to make the Premises ready for Tenant’s use and occupancy, and except as provided with respect to Suite 3600 in Article 30 below. Tenant may not occupy the Premises prior to the Commencement Date without authorization from Landlord except as provided in Article 30.

ARTICLE 3

RENT

3.1 RENT. Tenant agrees to pay to Landlord by check payable to Landlord, which checks shall be mailed to Landlord at 135 South LaSalle Street, Dept. 3648, Chicago, Illinois 60674-3648, or at such other place designated by Landlord, without any prior notice or demand and without any deduction whatsoever (except as may be expressly provided in this Lease), base rent at the monthly rate or respective monthly rates stated in Section 1.1H (“Monthly Base Rent”). Monthly Base Rent is subject to adjustment pursuant to Section 4.2, and as adjusted is called “Adjusted Monthly Base Rent”. Monthly Base Rent and Adjusted Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord upon execution of this Lease by Tenant. Monthly Base Rent and Adjusted Monthly Base Rent shall be prorated for partial months within the Term. All charges, costs and sums required to be paid by Tenant to Landlord under this Lease and under the work agreement attached as Exhibit B (the “Work Letter”) in addition to Monthly Base Rent and Adjusted Monthly Base Rent shall be considered additional rent, and Monthly Base Rent and Adjusted Monthly Base Rent and additional rent shall be collectively called “Rent”. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

3.2 ABATEMENT OF MONTHLY BASE RENT. Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under this Lease Monthly Base Rent and Adjusted Monthly Base Rent shall abate under this Lease on 4,168 rentable square feet of the Premises for the period beginning on the Commencement Date and ending on the first to occur of

(a)	Tenant’s occupancy of all or any portion of Suite 3600 for the conduct of business and
(b)	February 28, 2001.

ARTICLE 4

ADJUSTMENTS TO MONTHLY BASE RENT

4.1 DEFINITIONS. For the purposes of this Lease, the following words and phrases shall have the following meanings:

A. “Adjustment Date” shall mean January 1, 2001 and each January 1 thereafter occurring within the Term.

B. “Adjustment Year” shall mean each calendar year during which an Adjustment Date occurs.

C. “Base Year” shall mean the calendar year 2000.

D. “Operating Expenses” shall mean all costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the management, operation, maintenance, replacement and repair of the Building and the land on which it is situated, and of the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in connection therewith, including, without limitation, current amortization of capital improvements which are designed to reduce Operating Expenses, or which are required by governmental law, regulation or ordinance other than the Americans with Disabilities Act as presently construed and in effect. If the Building is not at least 95% occupied by tenants during any portion of any year, the components of Operating Expenses which vary upon the occupancy level of the Building shall be increased to the amount that would have been paid or incurred had the Building been at least 95% occupied at all times during such year and such increases shall be included in Operating Expenses for such year; provided, however, that Landlord shall not be entitled to retain payments by Tenant and other tenants of the Building on account of Operating Expenses under this Article 4 and similar provisions in other leases of premises in the Building of an aggregate amount in excess of 100% of Operating Expenses. Operating Expenses shall not include the following: costs of improvement of the Premises and the premises of other tenants of the Building; charges for depreciation of the Building and improvements thereto; interest and principal payments on mortgages; ground rental payments; real estate brokerage and leasing commissions; expenses incurred in enforcing obligations of other tenants of the Building; salaries and other compensation of executive officers of the managing agent for Landlord, Golub & Company (the “Manager”), senior to the Building manager; any expenditures for which Landlord has been reimbursed (other than pursuant to rent adjustment and escalation provisions provided in leases); capital improvements to the Building (except as provided above); and all taxes and assessments other than sales and use taxes.

E. “Taxes” shall mean all federal, state and local governmental taxes, assessments and charges (including transit or transit district taxes or assessments) of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Building (including the land on which it is situated), or of the personal property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith (including any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes). For purposes hereof, Taxes for any year shall be Taxes which are due for payment or paid in that year, rather than Taxes which are assessed or become a lien during such year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes in any year shall be reduced by the net amount of any tax refund received by Landlord during such year. If a special assessment payable in installments is levied against the land on which the Building is situated, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal, state or local sales, use, franchise, capital stock, inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes.

F. “Tenant’s Proportionate Share” is stated in Section 1.1J, and is the percentage resulting from dividing (1) the number of square feet of rentable area of the Premises as stated in Section 1.1I by (2) the number of square feet of rentable area of the Building (403,933). If changes are made to this Lease or the Building changing the number of square feet of rentable area of the Premises or the Building, Landlord shall make an appropriate adjustment to Tenant’s Proportionate Share.

4.2 ADJUSTMENTS TO MONTHLY BASE RENT. Effective as of each Adjustment Date (the “Applicable Adjustment Date”) to and including the day immediately preceding the following Adjustment Date, Monthly Base Rent shall be increased by an amount equal to 1/12 of the sum of:

(a) Tenant’s Proportionate Share of the amount by which Taxes for the Adjustment Year in which the Applicable Adjustment Date occurs exceed Taxes for the Base Year; plus

(b) Tenant’s Proportionate Share of the amount by which Operating Expenses for the Adjustment Year in which the Applicable Adjustment Date occurs exceed Operating Expenses for the Base Year.

4.3 PROJECTIONS. For purposes of calculating Taxes and Operating Expenses for any Adjustment Year, Landlord may make reasonable estimates, forecasts or projections (collectively, the “Projections”) of Taxes and Operating Expenses for such Adjustment Year. Within approximately sixty (60) days following each Adjustment Date, Landlord shall deliver to Tenant a written statement setting forth the Projections of Operating Expenses and Taxes for the Adjustment Year in which such Adjustment Date occurs and providing a calculation of the increase in installments of Monthly Base Rent to become effective as of such Adjustment Date; provided, however, that the failure of Landlord to provide any such statement within such period shall not relieve Tenant from its obligation to continue to pay Adjusted Monthly Base Rent at the rate then in effect under this Lease, and, within thirty (30) days following the date on which Landlord delivers such statement to Tenant, Tenant shall pay any increases in Monthly Base Rent reflected thereby effective retroactively to the most recently preceding Adjustment Date; and further provided, that Landlord may deliver revised Projections to Tenant at any time and from time to time during any Adjustment Year and Tenant shall pay any increases in Monthly Base Rent reflected thereby retroactive to the most recently preceding Adjustment Date.

4.4 READJUSTMENTS. On or about April 1st following the end of each Adjustment Year, or at such later time as Landlord shall be able to determine the actual amounts of Operating Expenses and Taxes for the Adjustment Year last ended, Landlord shall notify Tenant in writing of such actual amounts. If such actual amounts exceed the Projections for such Adjustment Year, then Tenant shall, within thirty (30) days after the date of such written notice from Landlord, pay to Landlord an amount equal to the excess of the Adjusted Monthly Base Rent payable for the Adjustment Year last ended based upon actual Operating Expenses and Taxes for such year over the total Adjusted Monthly Base Rent paid by Tenant during such Adjustment Year. The obligation to make such payments shall survive the expiration or earlier termination of the Term. If the total Adjusted Monthly Base Rent paid by Tenant during such Adjustment Year exceeds the amount thereof payable for such year based upon actual Operating Expenses and Taxes for such Adjustment Year, then Landlord shall credit such excess to installments of Adjusted Monthly Base Rent payable after the date of Landlord’s notice until such excess has been exhausted, or if this Lease shall expire prior to full application of such excess, Landlord shall, within thirty (30) days after the date of Landlord’s notice for the Adjustment Year in which this Lease expires, pay to Tenant the balance thereof not theretofore applied against Rent. No interest or penalties shall accrue on any amounts which Tenant is obligated to pay to Landlord or which Landlord is obligated to credit or pay to Tenant by reason of this Section.

4.5 BOOKS AND RECORDS. Landlord shall maintain books and records showing Taxes and Operating Expenses in accordance with sound accounting and management practices. Provided that all Rent (including Adjusted Monthly Base Rent) accrued at such time has been paid in full, Tenant, or an accountant designated by Tenant and approved by Landlord, may, at Tenant’s sole expense, examine such books and records for any Adjustment Year at any time within ninety (90) days after the date upon which Tenant receives Landlord’s notice of the actual amounts of Operating Expenses and Taxes for such Adjustment Year. Such examination shall be conducted during normal business hours at a time and date mutually acceptable to Landlord and Tenant and shall take place, at Landlord’s election, either at the office of the Building or the executive offices of Landlord, or Landlord’s managing agent. Unless Tenant delivers to Landlord within such ninety (90) day period a written notice of Tenant’s objection to such Landlord’s notice of the actual amounts of such Operating Expenses and Taxes (and which notice shall contain the specific details of Tenant’s objection), such Landlord’s notice shall be considered as final and binding upon Tenant. All information obtained and the results of Tenant’s examination of Landlord’s books and records shall be kept strictly confidential and shall not be disclosed to any third party without Landlord’s prior written consent.

4.6 NO DECREASES IN MONTHLY BASE RENT. Notwithstanding anything to the contrary contained in this Lease, Monthly Base Rent shall not be adjusted or decreased below the amount or respective amounts set forth in Section 1.1H, except by way of credit as set forth in Section 4.4 hereof.

ARTICLE 5

SERVICES

5.1 LANDLORD’S GENERAL SERVICES. Landlord shall provide the following services:

(a) heat and air-conditioning in the Premises, Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturday from 8:00 A.M. to 1:00 P.M., excluding national holidays, to the extent necessary for comfortable occupancy of the Premises under normal business operations and in the absence of excess density and of the use of machines or equipment which affect the temperature otherwise maintained in the Premises, subject, however, to applicable legal requirements and restrictions;

(b) city water from the regular Building fixtures for drinking, lavatory and toilet purposes only;

(c) customary cleaning and janitorial services in and about the Premises Monday through Friday, excluding national holidays; and

(d) elevator service in common with other tenants of the Building at all times.

5.2 ADDITIONAL AND AFTER-HOURS SERVICES. Landlord shall not be obligated to furnish any services or utilities, other than those stated in Section 5.1 above. If Landlord elects to furnish services or utilities requested by Tenant in addition to those listed in Section 5.1 or at times other than those stated in Section 5.1, Tenant shall pay to Landlord the prevailing charges for such services and utilities, within thirty (30) days after billing. If Tenant fails to make any such payment, Landlord may, without notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of such additional or after-hours services. No such discontinuance of any service shall result in any liability of Landlord to Tenant, or be considered an eviction or a disturbance of Tenant’s use of the Premises, or relieve Tenant from its obligation to pay all Rent when due or from any other obligation of Tenant under this Lease.

5.3 ELECTRIC AND TELEPHONE SERVICE. The Premises are separately metered for electricity. Electricity shall be distributed to the Premises either by the electric utility company serving the Building or, at Landlord’s option, by Landlord. If an electric utility company is distributing electricity to the Premises, Tenant at its cost shall make all necessary arrangements with the electric utility company for paying for electric power or current furnished to the Premises (other than for the services provided under Section 5.1 (a)). If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of such electricity from Landlord and shall pay all of Landlord’s charges, which shall be based on meter readings and shall not exceed the amounts Tenant would pay if electricity were being furnished directly by a regulated electric utility company serving the area. Tenant shall also pay for the maintenance and replacement of all light fixtures, electrical switches, electrical outlets, lamps, bulbs, tubes, ballasts and starters located in the Premises and shall use only Landlord’s employees to effectuate such maintenance and replacement. Tenant shall make arrangements directly with telecommunications companies serving the Building for all telephone and other telecommunications service desired by Tenant and shall pay for all service used in the Premises.

5.4 INTERRUPTION OF SERVICES. In the event any failure, delay or interruption of services or utilities to be furnished by Landlord is due to a cause within Landlord’s reasonable control and causes the Premises to be untenantable, and as a result thereof Tenant in fact ceases to use the Premises for a period in excess of three (3) consecutive business days, then commencing on the fourth (4th) consecutive business day of such untenantability and non-use, Monthly Base Rent (or Adjusted Monthly Base Rent, as the case may be) payable by Tenant shall be abated until the earliest to occur of (a) the date such failure, delay or interruption is remedied, (b) the date the Premises are again tenantable or (c) the date Tenant resumes use of the Premises.

5.5 ACCESS. Tenant shall have access to the Premises twenty-four (24) hours a day, 365 (or 366, as applicable) days per year, in accordance with the rules and regulations referred to in Article 18 below and except in the event of dangerous conditions.

ARTICLE 6

POSSESSION, USE AND ENJOYMENT

6.1 USE. Tenant shall use and occupy the Premises only for general private business offices and for no other use or purpose.

6.2 NO VIOLATION OF LAWS. Tenant shall not occupy or use the Premises or permit the use or occupancy of the Premises for any purpose or in any manner which would violate any present or future federal, state or local law, ordinance or regulation.

6.3 QUIET ENJOYMENT. So long as Tenant is not in default under this Lease, Landlord agrees that Tenant’s possession of the Premises will not be disturbed by Landlord, or its successors or assigns, subject to the provisions of this Lease.

ARTICLE 7

CONDITION OF PREMISES

Except for “punchlist” items under the Work Letter and latent defects, Tenant shall be conclusively presumed to have accepted each portion of the Premises in the condition existing on the date Landlord tenders possession of such portion of the Premises, and to have waived all claims relating to the condition thereof. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to pay for any such work) and no representation regarding the condition of the Premises or the Building has been made by or on behalf of Landlord to Tenant, except as stated in this Lease or in the Work Letter.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

8.1 ASSIGNMENT AND SUBLETTING. Without the prior written consent of Landlord, Tenant shall not (a) sublease the Premises, or assign, convey, encumber, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the interest of Tenant in this Lease, in whole or in part, by operation of law or otherwise; or (b) permit the use and occupancy of the Premises by-any party other than Tenant, its agents, employees, invitees, guests and licensees. Landlord agrees that Landlord’s consent to a proposed assignment or sublease will not be unreasonably withheld or delayed. Tenant agrees that Landlord shall not be deemed to have unreasonably withheld its consent if Tenant is in default under this Lease or if the proposed transferee is a tenant or occupant of the Building or negotiating with Landlord for space in the Building, in addition to other circumstances in which Landlord’s consent may reasonably be withheld. If Tenant desires to assign this Lease or enter into any sublease of the Premises, Tenant shall deliver written notice of such intent to Landlord, together with a copy of the proposed assignment or sublease and any other information which Landlord reasonably requires, at least thirty (30) days prior to the effective date of the proposed assignment or commencement date of the term of the proposed sublease. Landlord shall advise Tenant within thirty (30) days after receipt by Landlord of Tenant’s notice of intent and such documentation and other information of Landlord’s consent or denial of consent to the proposed assignment or sublease. Any approved sublease shall be expressly subject to the terms and conditions of this Lease. Tenant shall pay Landlord monthly during the term of each sublease, 50% of the excess of all rent and other consideration paid by the subtenant during such month over that portion of the Adjusted Monthly Base Rent due under this Lease for such month which is allocable on a square footage basis to the space sublet after the deduction of all reasonable out-of-pocket costs, including, without limitation, construction costs, marketing costs, real estate commissions, attorneys’ fees and lease concessions. Tenant shall pay Landlord 50% of all consideration paid to Tenant on account of each assignment, after the deduction of all reasonable out-of-pocket costs, including, without limitation, construction costs, marketing costs, real estate commissions, attorneys’ fees and lease concessions, when paid by the assignee. In the event of any sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease. For purposes of this Lease, an assignment shall be considered to include a change in the majority ownership or control of Tenant, if Tenant is a corporation whose shares of stock are not traded publicly or a partnership, limited liability company or other business entity. Tenant shall pay Landlord’s reasonable costs and expenses, including attorneys’ fees and fees of architects, engineers and other professionals, incurred in connection with any proposed assignment or sublease, whether or not Landlord consents to such assignment or sublease.

8.2 RECAPTURE. If Tenant desires to assign this Lease or enter into any sublease of the Premises, Landlord shall have the option (a) to terminate this Lease effective as of the proposed effective date of the assignment or commencement date of sublease, in the case of an assignment or of a proposed sublease of all of the Premises, or (b) to exclude from the Premises covered by this Lease, the space proposed to be sublet by Tenant, in the case of a proposed sublease of less than all of the Premises, effective as of the proposed commencement date of sublease of such space by Tenant. Landlord may exercise such option by giving Tenant written notice within twenty (20) days after receipt by Landlord of Tenant’s notice of the proposed assignment or sublease. If Landlord exercises such option, Tenant shall surrender possession of the Premises or affected portion thereof to Landlord on the effective date of termination or exclusion, and neither party hereto shall have any further rights or liabilities with respect to such space under this Lease. Effective as of the date of exclusion of any portion of the Premises covered by this Lease pursuant to this paragraph: (i) Monthly Base Rent shall be reduced by the Monthly Base Rent for the portion of the Premises so excluded and (ii) the rentable area of the Premises shall be decreased by the number of square feet of rentable area contained in the portion of the Premises so excluded and Tenant’s Proportionate Share shall be adjusted accordingly for all purposes under this Lease. There shall be no restrictions on Landlord reletting the Premises or the portion thereof so excluded to any other tenant, including, without limitation, Tenant’s proposed assignee or subtenant.

8.3 ASSIGNMENT OR SUBLET TO AFFILIATE. Notwithstanding anything to the contrary contained herein, Landlord’s consent shall not be required for an assignment or sublease to a Tenant Affiliate (as hereinafter defined), and Landlord shall not terminate this Lease with respect to any portion of the Premises under Section 8.2 above or collect any excess rent as a result of such assignment or sublet to a Tenant Affiliate, as long as (a) Tenant gives reasonable advance notice to Landlord of the proposed assignment or sublease, (b) if an assignment, the assignee assumes the obligations of Tenant under this Lease, (c) if an assignment, in the reasonable judgment of Landlord the assignee shall have a net worth following such assignment not less than the net worth of Tenant as of the date of this Lease and the assignee shall otherwise be sufficiently financially responsible to perform its obligations under this Lease and (d) if a sublease, in the reasonable judgment of Landlord the subtenant is sufficiently financially responsible to perform its obligations under the sublease. Except as provided in this Section, all terms of this Article 8 shall apply with respect to an assignment or sublease to a Tenant Affiliate. As used herein, “Tenant Affiliate” shall mean any entity (i) which controls, is controlled by or is under common control with Tenant, (ii) which results from a merger or consolidation with Tenant or (iii) which acquires all or substantially all of the assets of Tenant; and “control” shall mean the power to directly or indirectly direct or cause the direction of the management and policies of an entity.

ARTICLE 9

MAINTENANCE

9.1 LANDLORD’S MAINTENANCE. Landlord, at its expense, shall maintain and make necessary repairs to the structural elements and exterior windows of the Building and, subject to Section 5.3, the electrical, plumbing, heating, ventilation and air conditioning systems therein, except that:

(a) Landlord shall not be responsible for the maintenance or repair of any such systems which are located within the Premises and are supplemental or special to the Building’s standard systems, whether installed pursuant to the Work Letter or otherwise; and

(b) the cost of performing any of such maintenance or repairs caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees or the failure of Tenant to perform its obligations under this Lease shall be paid by Tenant, except to the extent of insurance proceeds, if any, actually collected by Landlord with regard to the damage necessitating such repairs.

9.2 TENANT’S MAINTENANCE. Tenant, at its expense, shall keep and maintain the Premises in good order, condition and repair and in accordance with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters).

ARTICLE 10

ALTERATIONS AND IMPROVEMENTS

10.1 TENANT’S ALTERATIONS. Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed), make or cause to be made any alterations, improvements, additions or installations in or to the Premises. Notwithstanding the foregoing, Tenant may perform alterations to the interior of the Premises without Landlord’s consent provided such alterations (and the performance thereof) do not (i) affect the mechanical, electrical, HVAC, life safety, or other Building operating systems, (ii) affect the structural components of the Building or require penetration of the floor or ceiling of the Premises, (iii) involve the use or disturbance of any Hazardous Substances (as hereinafter defined) or (iv) cost more than $ 10,000.00 in any one instance, and that Tenant gives Landlord prior written notice of such alterations and further provided that such alterations (and the performance thereof) shall otherwise be in compliance with the provisions of this Section 10.1 (except for the requirement of Landlord’s consent). If Landlord so consents or Landlord’s consent is not required, before commencement of any such work or delivery of any materials into the Premises or the Building, Tenant shall furnish to Landlord for approval: architectural plans and specifications, names and addresses of all contractors, contracts, necessary permits and licenses, certificates of insurance and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form and amount as may be reasonably satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord of Tenant’s ability to pay for such work and materials in full, and, if requested by Landlord, shall deposit with Landlord at such time such security for the payment of such work and materials as Landlord may reasonably require. Tenant agrees to hold Landlord, the Manager and its affiliates and their respective agents and employees forever harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work. All such work shall be done only by contractors or mechanics approved by Landlord (which approval shall not be unreasonably withheld or delayed) and at such time and in such manner as Landlord may from time to time designate. Tenant shall pay the cost of all such work, including (whether such work is performed by Landlord, Landlord’s contractors, Tenant’s contractors or a combination thereof) payment to Landlord of a construction supervisory fee not to exceed in each case (a) 5% of the first $5,000.00 of the cost of such work plus (b) 2% of the cost of such work in excess of $5,000.00. Upon completion of such work, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended. All such work shall be in compliance with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters), and all requirements of applicable insurance companies. All such work shall be done in a good and workmanlike manner and with the use of good grades of materials. Tenant shall permit Landlord to supervise construction operations in connection with such work; provided, however, that such supervision or right to supervise by Landlord shall not constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or impose any liability upon Landlord in connection with the performance of such work. All alterations, improvements, additions and installations to or on the Premises shall (subject to Article 13) become part of the Premises at the time of their installation and shall remain in the Premises at the expiration or termination of this Lease, or termination of Tenant’s right of possession of the Premises, without compensation or credit to Tenant; provided, however, that if prior to such termination Landlord so directs by notice, Tenant, at Tenant’s sole cost and expense, shall promptly remove such of the alterations, improvements, additions and installations placed in the Premises by Tenant as are designated in such notice and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises and Tenant shall pay the cost thereof to Landlord on demand; and provided further, however, that upon specific request from Tenant at the time an alteration, improvement, addition or installation is made, Landlord will notify Tenant whether or not Landlord will require Tenant to so remove such alteration, improvement, addition or installation at the expiration or termination of this Lease.

10.2 LIENS. Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the real estate on which the Building is located, the Premises, or any part of such property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed Tenant shall within ten (10) days after such filing either have such lien or claim for lien released of record or shall deliver to Landlord a bond or other security in form, content, amount, and issued by a company reasonably satisfactory to Landlord indemnifying Landlord and others designated by Landlord against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien or claim for lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

ARTICLE 11

WAIVERS OF CLAIMS AND INDEMNITY

11.1 WAIVERS. To the maximum extent permitted by law, Tenant hereby releases and waives all claims against Landlord, the Manager and its affiliates and their respective agents and employees for injury or damage to person, property or business sustained in or about the Building or the Premises by Tenant, its agents or employees other than damage caused by the negligence or the willful and wanton acts or omissions of Landlord, the Manager or its affiliates or their respective agents or employees. Without limitation of the foregoing, Tenant hereby releases and waives all claims for recovery from Landlord, the Manager and its affiliates, and their respective agents and employees, for loss or damage to property or business sustained in or about the Building or the Premises, which loss or damage (a) would be insured against under the standard form of fire and extended coverage insurance policy used in the State of Illinois at the time of the loss or damage or

(b) if the coverage under policies required to be carried under this Lease or actually carried by Tenant is greater, is or would be insured against under such policies.

11.2 INDEMNIFICATION. To the maximum extent permitted by law, Tenant agrees to indemnify and hold harmless Landlord, the Manager and its affiliates and their respective agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including attorneys’ fees), including those arising from any injury or damage to any person, property or business (a) sustained in or about the Premises, (b) resulting from the negligence of Tenant, its employees, agents, servants, invitees, licensees or subtenants, or (c) resulting from the failure of Tenant to perform its obligations under this Lease; provided, however, Tenant’s obligations under this Section shall not apply to injury or damage resulting from the negligence or the willful or wanton acts or omissions of Landlord, the Manager or its affiliates or their respective agents or employees. If any such proceeding is brought against Landlord, the Manager or its affiliates or their respective agents or employees, Tenant covenants to defend such proceeding at its sole cost by legal counsel reasonably satisfactory to Landlord, if requested by Landlord.

ARTICLE 12

LANDLORD’S REMEDIES

12.1 EVENTS OF DEFAULT. Each of the following shall constitute an “event of default” by Tenant under this Lease: Tenant fails to pay any installment of Rent when due and fails to cure such default within five (5) days after written notice to Tenant; Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or under the Work Letter to be observed or performed by Tenant and fails to cure such default within twenty (20) days after written notice to Tenant, except that if such default is susceptible of being cured but cannot by its nature be cured within twenty (20) days, Tenant shall have such longer period of time (but not more than sixty (60) days in the aggregate) as is reasonably necessary to cure such default, so long as Tenant has promptly commenced and is diligently pursuing such cure; the interest of Tenant in this Lease is levied upon under execution or other legal process; a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, or any petition is filed or other action taken to reorganize or modify Tenant’s capital structure or upon the dissolution of Tenant; Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors; a receiver is appointed for Tenant or Tenant’s property; Tenant abandons all or any substantial portion of the Premises; or Tenant is in default under any other lease with Landlord after the expiration of any applicable cure period thereunder.

12.2 LANDLORD’S REMEDIES. Upon the occurrence of an event of default by Tenant under this Lease, Landlord, at its option, without further notice or demand to Tenant (Tenant hereby expressly waiving the service of any statutory notice, including, but not limited to, the notices required by 735 ILCS 5/9-209 and 5/9-210), may in addition to all other rights and remedies provided in this Lease, at law or in equity:

A. Terminate this Lease and Tenant’s right of possession of the Premises, and recover damages, specifically including, without limitation, all accrued and unpaid Rent; late charges on accrued and unpaid Rent; the amount, if any, discounted to present value, by which the Rent for the unexpired portion of the Term after termination exceeds the fair rental value of the Premises for the unexpired portion of the Term (after deducting from such fair rental value the time needed to relet the Premises and the amount of concessions which would normally be given to a new tenant), as such amounts are determined by Landlord; and all of Landlord’s expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions).

B. Terminate Tenant’s right of possession of the Premises without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. For purposes of such reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent reasonably necessary. If Landlord does not relet the Premises, then Tenant shall pay Landlord monthly, on the first day of each month during the period that Tenant’s right of possession is terminated, a sum equal to the amount of Rent due under this Lease for such month. If the Premises are relet and a sufficient sum is not realized from such reletting after payment of all Landlord’s expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions) to satisfy the payment of Rent due under this Lease for any month, Tenant shall pay Landlord any such deficiency monthly upon demand. Tenant agrees that Landlord may file suit to recover any sums due to Landlord under this Section from time to time and that such suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord. If Landlord elects to terminate Tenant’s right of possession only without terminating this Lease, Landlord may, at its option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof, as stated in Article 13; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease.

C. In the event a petition is filed by or against Tenant seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, Landlord and Tenant agree, to the extent permitted by law, that the trustee in bankruptcy shall determine within sixty (60) days after commencement of the case whether to assume or reject this Lease.

12.3 WAIVER OF TRIAL BY JURY. To the extent permitted by law, Tenant hereby waives trial by jury in any action, proceeding or counterclaim arising out of or connected with this Lease.

12.4 ATTORNEYS’ FEES. Tenant shall pay upon demand all reasonable costs and expenses, including the reasonable fees of counsel, agents and others retained by Landlord and court costs, incurred by Landlord in enforcing Tenant’s obligations under this Lease and the Work Letter or resulting from Tenant’s default under this Lease (whether incurred in litigation or otherwise), incurred by Landlord in any action brought by Tenant in which Landlord is the prevailing party, or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

ARTICLE 13

SURRENDER OF PREMISES

Upon the expiration or termination of this Lease or termination of Tenant’s right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear excepted. Upon any termination, Tenant shall be entitled to remove from the Premises all moveable trade fixtures and personal property of Tenant without credit or compensation from Landlord, provided Tenant immediately shall repair all damage resulting from such removal and shall restore the Premises to a tenantable condition. In the event possession of the Premises is not immediately delivered to Landlord or if Tenant shall fail to remove any moveable trade fixtures or personal property which Tenant is entitled to remove, Landlord may remove same without any liability to Tenant. Any moveable trade fixtures and personal property which may be removed from the Premises by Tenant but which are not so removed within five (5) days after notice from Landlord shall be conclusively presumed to have been abandoned by Tenant and title to such property shall pass to Landlord without any payment or credit, and Landlord may, at its option and at Tenant’s expense, store and/or dispose of such property.

ARTICLE 14

HOLDING OVER

Tenant shall pay Landlord double the Adjusted Monthly Base Rent then applicable for each month or partial month during which Tenant retains possession of the Premises, or any part of the Premises, after the expiration or termination of this Lease. Tenant shall indemnify Landlord against all liabilities and damages, including, without limitation, consequential damages, sustained by Landlord by reason of such retention of possession. In addition, all rights or options which Tenant may have with respect to the leasing of additional space shall become null and void upon the commencement of such retention of possession and Landlord shall not have any obligation to give any consents or approvals during the continuance thereof. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord available under this Lease or by law.

ARTICLE 15

DAMAGE BY FIRE OR OTHER CASUALTY

15.1 SUBSTANTIAL UNTENANTABILITY. If either the Premises or the Building is rendered substantially untenantable by fire or other casualty, Landlord may elect by giving Tenant written notice within one hundred and twenty (120) days after the date of such fire or casualty, either to:

(a) terminate this Lease as of the date of the fire or other casualty; or

(b) proceed to repair or restore the Premises or the Building other than leasehold improvements and personal property installed by Tenant, to substantially the same condition as existed immediately prior to such fire or casualty.

If Landlord elects to proceed pursuant to subsection (b) above, Landlord’s notice (“Landlord’s Estimate Notice”) shall contain Landlord’s reasonable estimate of the time required to substantially complete such repair or restoration of the Premises. If Landlord’s Estimate Notice indicates that the time so required will exceed two hundred ten (210) days from the date Landlord will be able to undertake repair and restoration, then Tenant shall have the right to terminate this Lease as of the date of such casualty by giving written notice to Landlord not later than twenty (20) days after the date of Landlord’s Estimate Notice. If Tenant is not entitled to or does not elect to terminate this Lease, Tenant shall have the right to notify Landlord in writing not later than twenty (20) days after the date of Landlord’s Estimate Notice that Tenant does intend to terminate this Lease if the repair and restoration of the Premises is not substantially completed within the Restoration Period (as hereinafter defined). If Tenant so notifies Landlord, then (i) notwithstanding Landlord’s prior election to proceed with repair and restoration, Landlord shall have the right to terminate this Lease by giving written notice to Tenant not later than twenty (20) days after Tenant gives such notice to Landlord and (ii) if Landlord does not so terminate this Lease and repair and restoration of the Premises is not substantially completed within the Restoration Period, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord within thirty (30) days after the end of the Restoration Period but prior to substantial completion of such repair and restoration. For purposes of this Article, “Restoration Period” shall mean the period ending two hundred seventy (270) days (i.e., two hundred ten (210) days plus sixty (60) days) from the date Landlord is able to undertake repair and restoration unless Landlord’s Estimate Notice indicated a time in excess of two hundred ten (210) days but Tenant nevertheless did not elect to terminate this Lease, in which case the Restoration Period shall end after the number of days set forth in Landlord’s Estimate Notice plus sixty (60) days, as such periods are expressly subject to extension on account of delays resulting from any of the causes referred to in Section 26.7 below.

15.2 INSUBSTANTIAL UNTENANTABILITY. If either the Premises or the Building is damaged by fire or other casualty but is not rendered substantially untenantable, then

Landlord shall diligently proceed to repair and restore the damaged portions thereof, other than the leasehold improvements and personal property installed by Tenant, to substantially the same condition as existed immediately prior to such fire or casualty, unless such damage occurs during the last twelve (12) months of the Term, in which event Landlord and (if there has been substantial damage to the Premises) Tenant shall each have the right to terminate this Lease as of the date of such fire or other casualty by giving written notice to the other within thirty (30) days after the date of such fire or other casualty.

15.3 RENT ABATEMENT. If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Adjusted Monthly Base Rent shall abate for all or that part of the Premises which are untenantable on a per diem and proportionate area basis from the date of the fire or other casualty until Landlord has substantially completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such fire or other casualty, Tenant does not occupy the portion of the Premises which are untenantable during such period.

15.4 TENANT’S RESTORATION. If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Tenant shall promptly and with due diligence repair and restore the leasehold improvements and personal property previously installed by Tenant pursuant to this Lease.

ARTICLE 16

EMINENT DOMAIN

16.1 SUBSTANTIAL TAKING. If all or any part of the Premises or the Building is permanently taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), with the result, in the case of a taking or condemnation of a portion of the Building not including the Premises, that the Premises are rendered substantially untenantable or, in the case of a taking or condemnation of all or any part of the Premises, that the remainder of the Premises, if any, is not reasonably usable for the conduct of Tenant’s business, this Lease shall terminate as of the date title vests in such authority, and Adjusted Monthly Base Rent shall be apportioned as of such date.

16.2 INSUBSTANTIAL TAKING. If any part of the Premises or the Building is taken or condemned for any public use or purpose (including a deed given in lieu of condemnation) and this Lease is not terminated pursuant to Section 16.1, Monthly Base Rent shall be reduced for the period of such taking by an amount which bears the same ratio to Monthly Base Rent then in effect as the number of square feet of rentable area in the Premises so taken or condemned, if any, bears to the number of square feet of rentable area of the Premises; provided that if such taking or condemnation results in a larger portion of the Premises, or the entire Premises, being rendered unusable for the conduct of Tenant’s business, then such larger portion or the entire Premises, as the case maybe, shall be deemed to have been taken or condemned for purposes of this sentence. Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall make necessary repairs and restorations (exclusive of leasehold improvements and personal property installed by Tenant) to restore the Premises remaining to as near its former condition as circumstances will permit, and to the Building to the extent necessary to constitute the portion of same not so taken or condemned as a complete architectural unit. In the event of any taking or condemnation described in this Section 16.2, the rentable area of the Premises and the rentable area of the Building shall be reduced, respectively, by the number of square feet of rentable area of the Premises, if any, and the number of square feet of rentable area of the Building, if any, so taken or condemned, and Tenant’s Proportionate Share shall be adjusted accordingly for all purposes under this Lease.

16.3 COMPENSATION. Landlord shall be entitled to receive the entire price or award from any such sale, taking or condemnation without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority an award in respect of the loss, if any, to leasehold improvements paid for by Tenant without any credit or allowance from Landlord and for costs of relocation if and only to the extent that such award does not diminish or otherwise adversely affect Landlord’s award.

ARTICLE 17

TENANT’S INSURANCE

Tenant, at its expense, shall maintain in force during the Term:

(a) commercial general liability insurance, which shall include coverage for personal liability, contractual liability, tenant’s legal liability, bodily injury, death and property damage, all on an occurrence basis with respect to the business carried on in or from the Premises and Tenant’s use and occupancy of the Premises, with coverage for any one occurrence or claim of not less than $2,000,000 or such other amount being required at the time by Landlord from comparably-sized tenants of the Building as Landlord may reasonably require upon not less than six (6) months’ prior written notice; and

(b) insurance against such other perils and in such amounts as Landlord may from time to time reasonably require upon not less than ninety (90) days’ prior written notice, such requirement to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Building in the Chicago, Illinois area.

All insurance required to be maintained by Tenant shall be on terms and with insurers reasonably acceptable to Landlord. Each policy of liability insurance shall include Landlord, the Manager and its affiliates and others Landlord may from time to time designate as additional insureds. Each policy of property insurance shall contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim to which the insurer might otherwise be entitled against Landlord, the Manager or its affiliates or their respective agents or employees. Each policy of insurance shall contain an undertaking by the insurer that no material change adverse to Landlord or Tenant will be made, and the policy will not lapse or be cancelled, except after not less than thirty (30) days’ prior written notice to Landlord of the intended change, lapse or cancellation. Tenant shall furnish to Landlord, if and whenever requested by it, certificates or other evidences acceptable to Landlord as to the insurance from time to time effected by Tenant and its renewal or continuation in force.

ARTICLE 18

RULES AND REGULATIONS

Tenant agrees for itself and for its subtenants, and each of their respective employees, agents, and invitees, to comply with the rules and regulations set forth on Exhibit C attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time. Landlord shall not be responsible for the violation of any of such rules and regulations by other tenants of the Building and shall not be obligated to enforce the same against other tenants. Landlord agrees that it will not discriminate against Tenant in the enforcement of such rules and regulations.

ARTICLE 19

LANDLORD’S RIGHTS

Landlord shall have the following rights exercisable without notice (except as expressly provided to the contrary) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (a) to change the name or street address of the Building, upon not less than forty-five (45) days’ prior written notice to Tenant; (b) to install, affix and maintain all signs on the exterior and/or interior of the Building; (c) to designate and/or approve of, prior to installation, all types of signs, window shades, blinds, drapes or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (d) to display the Premises to prospective tenants at reasonable hours during the last twelve (12) months of the Term upon reasonable advance notice (which may be written or oral) to Tenant when feasible; (e) to change the arrangement of entrances, doors, corridors, elevators and stairs in the Building, provided that no such change shall materially adversely affect access to the Premises; (f) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted hereunder; (g) to prohibit the placing of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees; (h) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office; (i) to close entrances to the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes; (j) to take any and all reasonable measures, including inspections and repairs to the Premises or to the Building, as may be necessary or desirable in the ownership, operation or protection thereof; (k) to retain at all times master keys or pass keys to the Premises; (l) to install, operate and maintain security systems which monitor, by closed circuit television or otherwise, all persons entering and leaving the Building; and (m) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building.

ARTICLE 20

ESTOPPEL CERTIFICATES

Tenant, at any time, and from time to time, within ten (10) days after written request by Landlord or any Mortgagee (as hereinafter defined), shall execute, acknowledge and deliver to Landlord or any Mortgagee, and/or to any other person specified by Landlord or any Mortgagee, a statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the date to which Adjusted Monthly Base Rent has been paid, stating whether or not there exists any default by Landlord or Tenant under this Lease, and, if so, specifying each such default, stating whether Tenant has any rights to offsets or abatement of Rent, stating whether Tenant has prepaid any Rent for more than one month in advance, and certifying as to such other matters as Landlord or any Mortgagee may reasonably request. Such statement may be relied upon by Landlord or any Mortgagee, or other person specified by Landlord or any Mortgagee, and their respective successors and/or assigns. If Tenant fails to execute and deliver any such statement within ten (10) days after such request and such failure continues for three (3) business days following notice from Landlord to Tenant of Tenant’s failure to execute and deliver the same within the initial ten (10) day period, such failure will constitute Tenant’s acknowledgment which may be relied on by any person holding or proposing to acquire an interest in the Building, this Lease or any Mortgage, that this Lease is unmodified and in full force and effect and will constitute, as to any such person, a waiver of any defaults on Landlord’s part which may exist prior to the date of such request. The foregoing shall not limit any other rights and remedies available to Landlord for breach of this Article.

ARTICLE 21

RELOCATION OF TENANT

At any time after the date of this Lease, Landlord may substitute for the Premises, other premises in the Building (the “New Premises”), in which event the New Premises shall be deemed to be the Premises for all purposes under this Lease, provided: the New Premises shall be similar to the Premises in area and configuration and shall be on the twenty-fourth (24th) or a higher floor of the Building; if Tenant is then occupying the Premises, Landlord shall pay the actual and reasonable expenses of physically moving Tenant, its property and equipment to the New Premises; Landlord shall give Tenant not less than thirty (30) days’ prior written notice of such substitution; and Landlord, at its expense, shall improve the New Premises with improvements substantially similar to those in the Premises at the time of such substitution, if the Premises are then improved, or if not then improved, Landlord, at its expense, shall improve the New Premises in accordance with the Work Letter.

ARTICLE 22

SECURITY DEPOSIT

22.1 As security for the performance of its obligations under this Lease and the Work Letter, Tenant upon its execution of this Lease shall deliver to Landlord a security deposit (the “Security Deposit”) in the form of an unconditional and irrevocable letter of credit in favor of Landlord in the amount of $90,904.00.

22.2 On or before December 1, 2000 or, if earlier, the date on which Tenant gives a notice under Paragraph 4 of the Work Letter concerning the date on which Tenant desires to occupy Suite 3600 for the conduct of business, Tenant shall increase the amount of the Security Deposit to $141,100.00 by delivering to Landlord, as security for the performance of Tenant’s obligations under this Lease and the Work Letter, an additional security deposit in the form of an unconditional and irrevocable letter of credit in favor of Landlord in the amount of $50,196.00. If Tenant fails to do so and fails to cure such default within twenty (20) days after written notice from Landlord to Tenant, such failure shall constitute an event of default under this Lease. Furthermore, Landlord may, at its option, in addition to all other rights and remedies provided in this Lease, at law or in equity, including Landlord’s right to terminate this Lease or Tenant’s right to possession of the Premises as referred to in Section 12.2 above, terminate this Lease or Tenant’s right to possession as to Suite 3600 only. Landlord may exercise such option by giving Tenant written notice within ninety (90) days after the date of Landlord’s notice to Tenant pursuant to the preceding provisions of this Section. If Landlord exercises such option, such termination shall be effective as of the date of Landlord’s notice of exercise of such option, and Monthly Base Rent and Adjusted Monthly Base Rent shall be calculated pro rata for purposes of Section 12.2, on the basis which the rentable area of Suite 3600 bears to the aggregate rentable area of Suites 3500 and 3600.

22.3 The first such letters of credit shall expire no earlier than twelve (12) months after issuance of the letter of credit required by Section 22.1 and all replacement letters of credit shall expire no earlier than twelve (12) months from the expiration date of the then outstanding and expiring letter or letters of credit to be replaced. Each such letter of credit shall be in form and substance, and issued by a bank, satisfactory to Landlord. Without limitation of the foregoing, each issuer of a letter of credit shall have an office in Chicago, Illinois at which such letter of credit may be presented. Tenant shall deliver a replacement letter of credit conforming to the requirements of this Article 22 to Landlord no later than thirty (30) days prior to the expiration date of any then outstanding and expiring letter of credit so that at all times during the Term of this Lease and continuing until Tenant is entitled to the return of the Security Deposit pursuant to Section 22.6 below, one or more unexpired letters of credit in an aggregate amount equal to the amount required by this Article shall be in the possession of Landlord. In addition, if Landlord reasonably determines that the creditworthiness of the issuer of any outstanding letter of credit has become unsatisfactory, Landlord may require that Tenant deliver a replacement letter of credit from another issuer satisfactory to Landlord within thirty (30) days after notice from Landlord to Tenant requesting such replacement letter of credit. Failure by Tenant to deliver any replacement letter of credit as required by the foregoing provisions shall entitle Landlord to draw under the outstanding letter or letters of credit to be replaced and to retain the entire proceeds thereof for application as the Security Deposit under this Lease. Each letter of credit shall be expressly transferable without fee or charge and shall entitle any of Landlord and its successors and assigns to draw thereunder from time to time in part or in whole upon presentation of a sight draft accompanied by a statement that Landlord is entitled to draw thereunder pursuant to the terms of this Lease.

22.4 If Tenant defaults with respect to any provision of this Lease or the Work Letter, Landlord may draw under any outstanding letter of credit in part or in whole and apply all or any part of the proceeds thereof and any cash then held as part of the Security Deposit to cure any default of Tenant under this Lease or the Work Letter. Upon notice by Landlord of such application, Tenant shall replenish the Security Deposit to the full amount then required by this Article 22 by promptly delivering an additional or replacement letter of credit conforming to the requirements of this Article 22.

22.5 Provided that Tenant satisfies the conditions of this Section, with respect to the periods set forth in the following schedule (a) any replacement letter or letters of credit required to be delivered pursuant to this Article 22 may be in an aggregate amount equal to the amount set forth in the following schedule for the period in which such replacement letter or letters of credit are required to be delivered and (b) Tenant may deliver from time to time, in substitution for any letter or letters of credit then held by Landlord, one or more replacement letters of credit conforming to the requirements of this Article 22 in an aggregate amount equal to the amount set forth in the following schedule for the period in which such replacement letter or letters of credit are delivered to Landlord:

Period	Amount
The period beginning on the second anniversary of the Commencement Date and ending on the day before the third anniversary of the Commencement Date	$99,600.00

The period beginning on the third anniversary of the Commencement Date and ending on the day before the fourth anniversary of the Commencement Date	$58,100.00

Period	Amount
The period beginning on the fourth anniversary of the Commencement Date and continuing until Tenant is entitled to the return of the letter of credit pursuant to Section 22.6	$41,500.00

It shall be a condition, however, to Tenant’s right pursuant to this Section to deliver a replacement letter or letters of credit in a reduced amount that Tenant shall have paid when due all Rent (including Monthly Base Rent and Adjusted Monthly Base Rent) becoming due under this Lease prior to such replacement and that there shall have been no event of default by Tenant under this Lease prior to such replacement and is no default by Tenant under this Lease on the date of such replacement.

22.6 Landlord shall not pay any interest on any cash held as part of the Security Deposit, except as may be required by law. Within forty-five (45) days after the later of the Expiration Date and the date on which Tenant vacates and surrenders the Premises, Landlord shall return to Tenant all outstanding letters of credit and the balance, if any, of any cash held as part of the Security Deposit. The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant under this Lease, nor shall it be a bar or defense to any action which Landlord may at any time commence against Tenant.

ARTICLE 23

REAL ESTATE BROKERS

Tenant warrants that, except for the Brokers named in Section 1.1L, Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant agrees to indemnify, defend and hold harmless Landlord, the Manager and its affiliates, and their respective agents and employees from and against any and all liabilities and claims (including attorneys’ fees) for commissions and fees arising out of a breach of the foregoing warranty. Landlord shall be responsible for the payment of all commissions to the Brokers specified in this Article, pursuant to separate agreements between Landlord and such Brokers.

ARTICLE 24

SUBORDINATION, ATTORNMENT AND MORTGAGEES’ CURE RIGHTS

24.1 SUBORDINATION. This Lease is subject and subordinate to all ground or underlying leases and to each first priority mortgage or trust deed (any such instrument, a “Mortgage”) which may now or hereafter affect such leases or the real property of which the Premises are a part and to all increases, renewals, modifications, consolidations, spreaders, replacements and extensions of any such underlying leases and Mortgage. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any holder of a first priority mortgage (a “Mortgagee”). In confirmation of such subordination, Tenant shall execute promptly any certificate that Landlord may request. Notwithstanding the foregoing, Tenant agrees that a Mortgagee or other purchaser at foreclosure may elect to treat this Lease as superior to the lien of the Mortgage in any foreclosure of the Mortgage.

24.2 ATTORNMENT. If any Mortgagee or designee of Mortgagee or other purchaser at foreclosure or any grantee in a deed in lieu of foreclosure succeeds to Landlord’s interest in the Building, then, at the request of such Mortgagee, designee, purchaser or grantee, Tenant shall attorn to such Mortgagee, designee, purchaser or grantee, but such Mortgagee, designee, purchaser or grantee (a) shall not be liable for any act or omission of Landlord under this Lease occurring prior to the conveyance of title to such Mortgagee, designee, purchaser or grantee, (b) shall not be subject to any offset, defense or counterclaim accruing prior to such conveyance, (c) shall not be bound by any payment prior to such conveyance of rent for more than one month in advance (except prepayments in the nature of security for the performance by Tenant of its obligations hereunder which security is actually transferred to the Mortgagee or its designee or such purchaser or grantee), (d) shall not be bound by any covenant to perform (including, without limitation, any covenant to complete) any renovation or construction in the Premises or to pay any sums to Tenant in connection therewith, in either case arising or accruing prior to the date of such conveyance of Landlord’s interest, (e) shall be liable for the performance of the other obligations of Landlord under this Lease only during the period such Mortgagee, designee, purchaser or grantee shall hold such interest in the Building and (f) shall not be required to account for any security deposit unless the same is actually delivered to the Mortgagee or its designee or such purchaser or grantee. All present and future Mortgagees are intended to be, and may enforce the provisions of this Section as, third party beneficiaries, before or after foreclosure of the Mortgage held by it.

24.3 MORTGAGEES’ CURE RIGHTS. Tenant agrees that if Landlord has notified Tenant in writing of the name and address of any Mortgagee, Tenant shall send to the Mortgagee(s) copies of any default notices sent to Landlord. If Landlord’s default (a) can be cured by the payment of money, any Mortgagee shall have fifteen (15) days to cure the default; (b) cannot be cured by the payment of money but is curable within thirty (30) days, such Mortgagee shall have thirty (30) days to cure the default; and (c) cannot be cured by the payment of money and cannot be cured within thirty (30) days, such Mortgagee shall have such period of time as is necessary to cure the default provided that (i) the Mortgagee shall notify Tenant of its intention to cure the default, (ii) the Mortgagee commences action to cure the default within thirty (30) days and (iii) the Mortgagee thereafter proceeds diligently at all times to cure the default. Notwithstanding the foregoing, in no event shall any Mortgagee have a lesser period of time to cure a default than any period granted to Landlord under this Lease.

ARTICLE 25

NOTICES

All notices required or permitted to be given under this Lease shall be in writing and shall be deemed given and delivered, whether or not received, on the date when personally delivered (and receipted for) or two days following the date when deposited in the United States Mail, postage prepaid and properly addressed, certified mail, return receipt requested, at the following addresses:

(a) To Landlord: c/o Golub & Company, Suite 2000, 625 North Michigan Avenue, Chicago, Illinois 60611, Attention: Vice President/Commercial Properties, or such other address as Landlord shall designate by written notice to Tenant; and

(b) To Tenant: At the address specified in Section 1.1C prior to the Commencement Date, and at the Premises after the Commencement Date, or such other address as Tenant shall designate by written notice to Landlord.

ARTICLE 26

MISCELLANEOUS

26.1 LATE CHARGES. All delinquent Rent shall bear interest at the maximum rate permitted by law or the rate per annum of five (5) percentage points above the rate then most recently announced by Bank One, N.A. or its successor as its prime or corporate base lending rate, from time to time in effect at its office in Chicago, Illinois, whichever is less, from the date due until paid. In addition, if any installment of Rent is delinquent by more than five (5) days, Tenant shall also pay to Landlord a late charge in an amount equal to 5% of the amount of the delinquent installment, which late charge shall be immediately due and payable.

26.2 FINANCIAL INFORMATION. Tenant represents to Landlord that all financial statements and financial information previously furnished by Tenant to Landlord fairly and accurately reflect the financial condition of Tenant as of the dates stated in such statements or information. Tenant agrees to furnish to Landlord upon Landlord’s written request current financial statements of Tenant prepared in accordance with generally accepted accounting principles consistently applied and certified by the chief financial officer of Tenant as fairly and accurately reflecting the financial condition of Tenant.

26.3 NO OPTION. The execution of this Lease by Tenant and delivery of same to Landlord or the Manager does not constitute a reservation of or option for the Premises or an agreement on the part of Landlord to enter into a Lease and this Lease shall become effective only if and when Landlord executes and delivers same to Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or the Manager shall constitute an irrevocable offer by

Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be withdrawn or revoked for five (5) business days after such execution and delivery. If Tenant is a corporation, it shall deliver to Landlord concurrently with the delivery to Landlord of an executed Lease, certified resolutions of Tenant’s directors authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder.

26.4 ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term.

26.5 LANDLORD’S OBLIGATIONS ON SALE OF BUILDING. In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer.

26.6 SUCCESSORS AND ASSIGNS. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.7 FORCE MAJEURE. Landlord shall not be deemed in default with respect to any of the terms, covenants and conditions of this Lease on Landlord’s part to be performed, if Landlord fails to timely perform same and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, delays in obtaining building permits, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Tenant (or Tenant’s agents, employees or invitees) or any other cause beyond the reasonable control of Landlord. Landlord shall not be liable in damages, by abatement of Rent or otherwise, for any such failure, and such failure shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Tenant shall not be deemed in default with respect to any of the terms, covenants and conditions of this Lease on Tenant’s part to be performed, if Tenant fails to timely perform same and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, delays in obtaining building permits, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Landlord (or Landlord’s agents, employees or invitees) or any other cause beyond the reasonable control of Tenant. This Section shall not excuse any failure of either Landlord or Tenant to make timely payments of amounts due under this Lease.

26.8 CAPTIONS. The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

26.9 APPLICABLE LAW. This Lease shall be construed in accordance with the laws of the State of Illinois.

26.10 TIME OF THE ESSENCE. Time is of the essence of this Lease and the performance of all obligations hereunder.

26.11 LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS. If Tenant fails timely to perform any of its obligations under this Lease or the Work Letter, Landlord shall have the right (but not the obligation), after the expiration of any notice and grace period elsewhere under this Lease or the Work Letter expressly granted to Tenant for the performance of such obligation or in an emergency, to perform such obligation on behalf and at the expense of Tenant without further notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such obligation shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

26.12 DELAY IN POSSESSION. In no event shall Landlord be liable to Tenant if Landlord is unable to deliver possession of the Premises to Tenant on the Commencement Date or unable to deliver possession of any other space subject to this Lease on the date of commencement of the term with respect to such space for causes outside Landlord’s reasonable control. If Landlord is unable to deliver possession of the Premises to Tenant by the Commencement Date, the Commencement Date shall be deferred until Landlord can deliver possession to Tenant, and the Expiration Date shall be deferred for an equal number of days. For purposes of this Section, Landlord shall not be deemed to be unable to deliver possession solely because any Work to be performed under the Work Letter is not complete. If Landlord is unable to deliver possession of any other space to Tenant on the date of commencement of the term with respect to such space, the date of commencement of such term shall be deferred until Landlord can deliver possession to Tenant, but the Expiration Date shall not be extended or deferred unless Landlord and Tenant have so agreed in writing.

26.13 ENVIRONMENTAL REQUIREMENTS. Tenant shall not cause or permit to occur:

(a) any violation of any present or future federal, state or local law, ordinance or regulation related to environmental conditions in or about the Premises, including, but not limited to, improvements or alterations made to the Premises at any time by Tenant, its agents or contractors, or

(b) the use, generation, release, manufacture, refining, production, processing, storage or disposal of any “Hazardous Substances” (as hereinafter defined) in or about the

Premises, or the transportation to or from the Premises of any Hazardous Substances, provided that Tenant may keep and use in the Premises such types and quantities of Hazardous Substances as are routinely and customarily used in normal office operations in buildings comparable to the Building, so long as Tenant stores, uses and disposes of such Hazardous Substances in compliance with the laws, ordinances and regulations referred to in clause (a).

Tenant, at its expense, shall comply with each present and future federal, state and local law, ordinance and regulation related to environmental conditions in or about the Premises or Tenant’s use of the Premises, including, without limitation, all reporting requirements and the performance of any cleanups required by any governmental authorities. Tenant shall indemnify, defend and hold harmless Landlord, the Manager and its affiliates, and their respective agents, contractors and employees from and against all fines, suits, claims, actions, damages, liabilities, costs and expenses (including attorneys’ and consultants’ fees) asserted against or sustained by any such person or entity arising out of or in any way connected with Tenant’s failure to comply with its obligations under this Section, which obligations shall survive the expiration or termination of this Lease.

As used in this Lease, “Hazardous Substances” shall include, without limitation, flammables; explosives; radioactive materials; asbestos containing materials (ACMs), excluding any ACMs which Landlord is required to abate pursuant to Paragraph 6 of the Work Letter (as to which Tenant shall not have any obligation hereunder, notwithstanding any of the foregoing which may appear to be to the contrary); polychlorinated biphenyls (PCBs); chemicals known to cause cancer or reproductive toxicity; pollutants; contaminants; hazardous wastes; toxic substances; petroleum and petroleum products; chlorofluorocarbons (CFCs); and substances declared to be hazardous or toxic under any present or future federal, state or local law, ordinance or regulation.

26.14 RENOVATION OR DEMOLITION. Landlord shall have the right to terminate this Lease without compensation to Tenant upon not less than ninety (90) days’ prior notice to Tenant if Landlord intends to demolish the Building.

26.15 LIMITATION OF LIABILITY. Notwithstanding anything in this Lease to the contrary, the liability of Landlord under this Lease shall be limited to its equity interest in the Building and Tenant agrees that no judgment against Landlord under this Lease may be satisfied against any property or assets of Landlord other than the equity interest of Landlord in the Building.

26.16 ENTIRE AGREEMENT. This Lease and the Exhibits attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written.

26.17 NO CONSTRUCTION AGAINST PREPARER OF LEASE. This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of all of their efforts, that it expresses their agreement and that it should not be interpreted in favor of either

Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in preparing it.

26.18 TENANT. The word “Tenant” whenever used herein shall be construed to mean Tenants or any one or more of them in all cases where there is more than one Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations or other organizations, partnerships or other entities, or individuals shall in all cases be assumed as though in each case fully expressed. In all cases where there is more than one Tenant, the liability of each shall be joint and several.

26.19 RECORDING. Tenant shall not record this Lease or a memorandum of this Lease.

26.20 SEVERABILITY. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

ARTICLE 27

RIGHT OF FIRST OFFER

Provided (i) this Lease is then in full force and effect; (ii) no event of default by Tenant is in existence either on the date of delivery of Tenant’s Notice (as hereinafter defined) or, unless waived in writing by Landlord for the purpose of the Right of First Offer (as hereinafter defined), on the pertinent Effective Date (as hereinafter defined); and (iii) as demonstrated by current financial statements furnished by Tenant to Landlord, there has been no material adverse change in the financial condition of Tenant since the date of this Lease, Tenant shall have the right of first offer (the “Right of First Offer”) as hereinafter described to lease any space (“First Offer Space”) on the thirty-fourth (34th) and thirty-seventh (37th) floors of the Building which Landlord proposes to lease for a term commencing during the First Offer Period. For purposes of this Article, the term “First Offer Period” shall mean the Term of this Lease and any extensions and renewals, provided, however, that the First Offer Period shall not include the last two (2) years of the initial Term or of any extension or renewal term unless Landlord and Tenant have entered into an amendment to this Lease extending the Term for an additional period or entered into a new lease for the Premises. The lease of any First Offer Space shall be for a term beginning on the Effective Date for such First Offer Space and ending contemporaneously with the expiration of the Term and any renewals or extensions, unless sooner terminated as provided in this Lease. The Right of First Offer is subject to Landlord’s right to renew or extend the lease of or enter into a new lease with any tenant occupying any portion of any First Offer Space even if not pursuant to an option contained in its lease. The Right of First Offer is also subject to any rights or options to lease granted to third parties prior to the date of this Lease and the rights of third parties who are parties to leases dated after the date of this lease whose leased premises were offered to Tenant pursuant to this Article, but waived or deemed waived by Tenant pursuant to subsections (A) and (B) below. The Right of First Offer is exercisable at the following times and upon the following conditions:

A. Prior to leasing any First Offer Space for a term commencing during the First Offer Period, Landlord shall provide written notice thereof to Tenant (“Landlord’s Notice”) and shall include in Landlord’s Notice an offer to Tenant to lease such First Offer Space at the First Offer Prevailing Market Rate (as defined below), and shall also include in Landlord’s Notice the amount of any increase in the Security Deposit as a result of the lease of such First Offer Space. Tenant shall have a period of five (5) business days after the date of delivery of Landlord’s Notice to notify Landlord (“Tenant’s Notice”) whether Tenant elects to exercise the right granted hereby to lease such First Offer Space. Tenant may only elect to lease the entire First Offer Space described in Landlord’s Notice. If Tenant fails to give Tenant’s Notice to Landlord within the required five (5) business day period, Tenant shall be deemed to have failed to exercise its right to lease such First Offer Space.

B. If Tenant fails to exercise its right to lease any First Offer Space, Landlord shall have the right to lease all or any portion of such First Offer Space to any prospective tenant or others on such terms and provisions as may be acceptable to Landlord and Tenant shall have no further Right of First Offer to lease such First Offer Space. Notwithstanding the foregoing, Landlord shall not enter into a lease of any portion of such First Offer Space without again giving a Landlord’s Notice if the net present value as of the proposed commencement date of such lease expressed as a single dollar figure, discounted using a rate of ten percent (10%) per annum, of all rent (other than payments to be made by such Tenant on account of Taxes and Operating Expenses) of whatever nature or however denominated for the term of such lease, less the net present value of any rent concessions, construction allowances, tenant improvement work and other relevant economic concessions, discounted at the same rate, is less than ninety percent (90%) of the comparable amount determined by using the economic terms set forth in Landlord’s Notice regarding such First Offer Space (as adjusted on a proportional basis to reflect any differences in the size of space or length of the term). In addition, if Landlord shall not have leased such First Offer Space within the period ending two hundred seventy (270) days following the date of Landlord’s Notice regarding such First Offer Space plus, if Landlord is negotiating with a particular potential tenant at the time such period expires, such additional period during which Landlord continues to negotiate with such potential tenant, Landlord shall not enter into a lease of any portion of such First Offer Space without again giving a Landlord’s Notice for such portion of such First Offer Space.

C. In the event that Tenant shall exercise its Right of First Offer as provided herein, Landlord and Tenant shall enter into a written agreement modifying and supplementing this Lease and containing other appropriate terms and provisions relating to the addition to the Premises of the First Offer Space being leased (including specifically the increase of Tenant’s Proportionate Share and Rent and any increase in the Security Deposit as a result of such addition). The Monthly Base Rent per square foot of rentable area to be paid under this Lease for the First Offer Space so leased shall be the rate quoted by Landlord in its Landlord’s Notice as the First Offer Prevailing Market Rate for such First Offer Space. Monthly Base Rent for the First Offer Space for any partial month shall be prorated. The payment of the Monthly Base Rent for the First Offer Space so leased shall commence on the date (the “Effective Date”) which is the later of (i) one (1) day after the termination date of the term of the lease, if any, with another tenant for such First Offer Space, or (ii) the date agreed upon by Landlord and Tenant. In the event Landlord and Tenant are unable to agree on the Effective Date in any instance, the Effective Date shall be the earlier of (a) the date sixty (60) days after the date on which Tenant notified Landlord of its election to lease such First Offer Space, or (b) the date of Tenant’s occupancy of all or any portion of such First Offer Space for the conduct of business. Landlord shall use reasonable diligence to make such First Offer Space available to Tenant on the pertinent Effective Date; however, Landlord shall not be liable for the failure to give possession to Tenant of such First Offer Space on the pertinent Effective Date by reason of the holding over or retention of possession of any tenant, tenants, or occupants, or for any other reason, nor shall this failure impair the validity of this Lease, nor extend the Term, but the rent for such First Offer Space shall be abated until possession is delivered to Tenant and this abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of the failure to give possession of such First Offer Space to Tenant on the pertinent Effective Date. The First Offer Space shall be tendered to Tenant in an “as is” condition and Landlord shall have no obligation to alter, remodel, decorate or improve the First Offer Space (or to pay for any such work), except to the extent that the same is to be provided in kind as part of the First Offer Prevailing Market Rate.

D. For purposes hereof, “First Offer Prevailing Market Rate” shall mean the prevailing market rate per square foot of rentable area under expansion leases and amendments for terms commencing on or about the pertinent Effective Date for space in the Building and in comparable buildings in downtown Chicago comparable to the First Offer Space being leased, as reasonably determined by Landlord. The First Offer Prevailing Market Rate shall include any prevailing increases to rent such as percentage or fixed increases or increases based on an index. The determination of First Offer Prevailing Market Rate shall take into account any material economic differences between the terms of the lease of the First Offer Space pursuant to this Article and any comparison lease, such as rent abatements, construction costs and other concessions, and the manner thereunder, if any, in which Landlord or the other landlord under any such lease is reimbursed for operating expenses and taxes. Prevailing market terms such as rent abatements, construction costs and other concessions, if any, shall, at the option of Landlord, be provided to Tenant in kind. If not provided in kind, such terms shall be reflected in the First Offer Prevailing Market Rate.

E. Any termination of this Lease or of Tenant’s right to possession, any assignment of this Lease, or any subletting (other than pursuant to Section 8.3 above) of all or any part of the Premises shall automatically terminate the Right of First Offer.

ARTICLE 28

OPTION TO EXPAND

A. Provided that on the date of Tenant’s exercise of the Expansion Option (as hereinafter defined) and, unless waived in writing by Landlord for purposes of the Expansion Option, on the Expansion Space Commencement Date (as hereinafter defined) (i) this Lease is in full force and effect, (ii) no event of default by Tenant is in existence and (iii) as demonstrated by current financial statements furnished by Tenant to Landlord, there has been no material adverse change in the financial condition of Tenant since the date of this Lease, Tenant shall have a one time right to lease additional space in the Building (the “Expansion Option”) pursuant to this Lease on the terms and conditions set forth in this Article.

B. The Expansion Option shall consist of the right to lease space in the Building, the area, configuration and location of which will be designated by Landlord subject to the terms of this Section (the “Expansion Space”), for a term commencing on January 1, 2003 (the “Expansion Space Commencement Date”) and coterminous with the Term of this Lease, as it may be extended or renewed. The Expansion Space shall be on any of the floors in the Building’s “tower” and shall contain not less than 4,000 rentable square feet and not more than 6,000 rentable square feet. Landlord shall identify the Expansion Space and the rentable area thereof by written notice (the “Expansion Terms Notice”) to Tenant, which Expansion Terms Notice shall also state the Monthly Base Rent for the Expansion Space and the amount of any increase in the Security Deposit as a result of the lease of the Expansion Space. The Expansion Option shall be exercisable by written notice given by Tenant to Landlord not later than April 1, 2002. Landlord may give the Expansion Terms Notice at any time after the date hereof, but shall not be obligated to give the Expansion Terms Notice unless Tenant validly exercises the Expansion Option, and then not until the later to occur of (i) the date which is thirty (30) days after such exercise and (ii) April 1, 2002. If Landlord gives the Expansion Terms Notice prior to Tenant giving notice of exercise of the Expansion Option, Tenant’s subsequent notice of exercise of the Expansion Option shall be irrevocable. If Landlord does not give the Expansion Terms Notice prior to Tenant giving notice of exercise of the Expansion Option, Tenant shall have the right to rescind its exercise of the Expansion Option by giving notice to Landlord within three (3) business days after the date on which Landlord gives the Expansion Terms Notice, in which case the Expansion Option shall be null and void and of no further force and effect; absent such notice, Tenant’s exercise of the Expansion Option shall remain in effect.

C. The Monthly Base Rent per square foot of rentable area to be paid under this Lease for the Expansion Space shall be the Expansion Prevailing Market Rate for the Expansion Space (as defined below). Monthly Base Rent for the Expansion Space for a partial month shall be prorated. Monthly Base Rent for the Expansion Space shall be subject to adjustment pursuant to Article 4 of this Lease. For purposes of calculating Adjusted Monthly Base Rent, Tenant’s Proportionate Share shall be increased as of the Expansion Space Commencement Date to reflect the number of rentable square feet of the Expansion Space. The Expansion Space shall be tendered to Tenant in an “as is” condition and Landlord shall have no obligation to alter, remodel, decorate or improve the Expansion

Space (or to pay for any such work), except to the extent that the same is to be provided in kind as part of the Expansion Prevailing Market Rate.

D. For purposes hereof, “Expansion Prevailing Market Rate” shall mean the prevailing market rate per square foot of rentable area under expansion leases and amendments for terms commencing on or about the Expansion Space Commencement Date for space in the Building and in comparable buildings in downtown Chicago comparable to the Expansion Space, as reasonably determined by Landlord. The Expansion Prevailing Market Rate shall include any prevailing increases to rent such as percentage or fixed increases or increases based on an index. The determination of Expansion Prevailing Market Rate shall take into account any material economic differences between the terms of the lease of the Expansion Space pursuant to this Article and any comparison lease, such as rent abatements, construction costs and other concessions, and the manner thereunder, if any, in which Landlord or the other landlord under any such lease is reimbursed for operating expenses and taxes. Prevailing market terms such as rent abatements, construction costs and other concessions, if any, shall, at the option of Landlord, be provided to Tenant in kind. If not provided in kind, such terms shall be reflected in the Expansion Prevailing Market Rate.

E. Any termination of this Lease or of Tenant’s right to possession, any assignment of this Lease, or any subletting (other than pursuant to Section 8.3 above) of all or any part of the Premises by Tenant shall automatically terminate the Expansion Option.

F. If Tenant is entitled to and properly exercises the Expansion Option, Landlord shall prepare a commercially reasonable amendment (the “Expansion Amendment”) to this Lease to reflect the terms of the lease of the Expansion Space.

ARTICLE 29

OPTION TO RENEW

A. Tenant shall have the right to extend the Term of this Lease (the “Option to Renew”) for one (1) additional period of five (5) years (the “Renewal Term”) commencing on the day next following the Expiration Date and ending on the day preceding the fifth (5th) anniversary of the date on which the Renewal Term commences if:

(i) Landlord receives notice of exercise (the “Renewal Notice”) at least three hundred fifteen (315) days prior to the Expiration Date;

(ii) As demonstrated by current financial statements furnished by Tenant to Landlord, there has been no material adverse change in the financial condition of Tenant since the date of this Lease;

(iii) There shall be no event of default in existence at the time Tenant delivers its Renewal Notice, at the time Tenant delivers its Binding Notice (as hereinafter defined), or, unless waived in writing by Landlord for the purposes of the Option to Renew, on the date on which the Renewal Term will commence;

(iv) Not more than twenty-five percent (25%) of the rentable area of the Premises is sublet (other than pursuant to Section 8.3 above) at the time that Tenant delivers its Renewal Notice or at the time Tenant delivers its Binding Notice;

(v) This Lease has not been assigned prior to the date that Tenant delivers its Renewal Notice or prior to the date Tenant delivers its Binding Notice; and

(vi) Tenant executes and returns the Renewal Amendment (hereinafter defined) within thirty (30) days after its submission to Tenant.

B. The Monthly Base Rent rental rate per rentable square foot of the Premises during the Renewal Term shall equal the Renewal Prevailing Market Rate (hereinafter defined) per rentable square foot of the Premises for the Renewal Term, which Monthly Base Rent shall be adjusted as provided in Article 4 of this Lease.

C. Within thirty (30) days after receipt of Tenant’s Renewal Notice, Landlord shall advise Tenant of the applicable Monthly Base Rent rental rate for the Premises. Tenant, within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Monthly Base Rent rental rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of the Option to Renew or (ii) if Tenant reasonably disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such fifteen (15) day period, the Option to Renew shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Renewal Prevailing Market Rate for the Premises during the Renewal Term. Upon agreement, Tenant shall provide Landlord with a Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. If Landlord and Tenant fail to agree upon the Renewal Prevailing Market Rate within thirty (30) days after Tenant delivers a Rejection Notice, the Option to Renew shall be null and void and of no further force and effect.

D. If Tenant is entitled to and properly exercises the Option to Renew, Landlord shall prepare an amendment (the “Renewal Amendment”) to this Lease to reflect changes in the Monthly Base Rent and other appropriate terms. However, an otherwise valid exercise of the Option to Renew shall, at Landlord’s option, be fully effective whether or not the Renewal Amendment is executed.

E. For purposes hereof, “Renewal Prevailing Market Rate” shall mean the prevailing market rate per square foot of rentable area under renewal leases and amendments for terms commencing on or about the date on which the Renewal Term will commence for space in the Building and in comparable buildings in downtown Chicago comparable to the Premises, as reasonably determined by Landlord. The Renewal Prevailing Market Rate shall include any prevailing increases to rent such as percentage or fixed increases or increases based on an index. The determination of Renewal Prevailing Market Rate shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions, and the manner thereunder, if any, in which Landlord or the other landlord under any such lease is reimbursed for operating expenses and taxes. Prevailing market terms such as rent abatements, construction costs and other concessions, if any, shall, at the option of Landlord, be provided to Tenant in kind. If not provided in kind, such terms shall be reflected in the Renewal Prevailing Market Rate.

ARTICLE 30

TEMPORARY USE

A. Subject to the terms and conditions set forth (i) in this Article 30 and (ii) in this Lease as if the Temporary Space Term (as hereinafter defined) were within the Term of this Lease, Tenant shall have the right and option to occupy and use, for the permitted use specified in this Lease, the portion of the Premises known as Suite 3600 (referred to for purposes of this Article as the “Temporary Space”) for the Temporary Space Term. Tenant’s occupancy of the Temporary Space shall not advance the Commencement Date under this Lease.

B. The Temporary Space Term shall commence on a date designated by Tenant on not less than three (3) business days’ notice to Landlord of Tenant’s exercise of its option to occupy the Temporary Space (the date so designated by Tenant being herein referred to as the “Temporary Space Commencement Date”) and end on the earliest of (i) the Commencement Date under this Lease or, if later, the date on which the Work to be performed in Suite 3500 pursuant to the Work Letter is substantially complete, (ii) Tenant’s occupancy of all or any portion of Suite 3500 for the conduct of business and (iii) any termination of this Lease (the “Temporary Space Termination Date”).

C. The Temporary Space shall be tendered to Tenant in an “as is” condition and Landlord shall have no obligation with respect to the Temporary Space Term to improve the Temporary Space in any manner.

D. On or before the Temporary Space Termination Date, Tenant shall (a) remove all Tenant’s trade fixtures and property from the Temporary Space; (b) surrender the Temporary Space, and all keys thereto, to Landlord in broom-clean condition; and (c) perform any other activities specified in this Lease upon surrender of the Premises. Tenant shall be liable for costs incurred by Landlord as a result of Tenant’s failure to perform any of the foregoing.

E. Commencing on the Temporary Space Commencement Date, Tenant shall pay to Landlord, as rent for the Temporary Space for the Temporary Space Term, the sum of $2,000.00 per month (prorated for any partial month), in accordance with the provisions of Article 3 of this Lease. Tenant shall not be obligated to pay any amounts pursuant to Article 4 of this Lease for the Temporary Space for the Temporary Space Term.

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.1 D hereof.

LANDLORD:

GOLUB & COMPANY, an Illinois corporation, as agent for THIRTY-THREE ASSOCIATES LLC, a Delaware limited liability company

By:	/s/ Illegible
Title:	Illegible

TENANT:

TIGRIS CORPORATION, a New York corporation

By:	/s/ Illegible
Title:	Principal

EXHIBIT A

PLANS OF PREMISES

33 North LaSalle Street

GOLUB & COMPANY
33 North LaSalle Street Suite 500
Chicago, Illinois 60602
312.795.4900 Tel.
312.782.5478Fax

ELEC.
ELEVATOR MACHINE ROOM

1
NORTH

Existing Condition Plan

Scale: 1"=20'

MRSA Architects & Planners 1144 West Fulton Market Chicago, Illinois 60607 312.733.6772 99.130.70 2/10

Washington Boulevard
THIRTY - FIFTH FLOOR
LaSalle Street
NORTH

- RENTABLE
- VERTICAL CIRCULATION
- MECHANICAL
- ELEVATOR SHAFTS

GOLUB & COMPANY

GOLUB

FOR MORE INFORMATION:

33 NORTH LASALLE STREET

M R S A

architects and planners

312.733.6772

EXHIBIT B

WORK LETTER

In consideration of the covenants contained in this Work Letter and in the Lease, Landlord and Tenant agree as follows:

1. Tenant desires Landlord to perform certain initial leasehold improvement work (the “Work”) in the Premises. Tenant has furnished to Landlord a plan (“Tenant’s Plan”) for the Work. Tenant, at its expense, agrees to cause an interior space planner (“Tenant’s Planner”) and a consulting engineer, each designated or reasonably approved by Landlord, to deliver to Landlord on or before March 27, 2000, as to the Work in Suite 3500, and on or before September 1, 2000, as to the Work in Suite 3600, full and complete architectural and engineering drawings (the “Working Drawings”, collectively) for the Work, which shall be consistent with Tenant’s Plan and shall include (a) furniture plans showing details of space occupancy, (b) reflected ceiling plans, (c) partition and door location plans, (d) telephone and electrical plans noting any special lighting and power load requirements, (e) environmental design criteria and all security and communications information, (f) detail plans and (g) finish plans, schedules and specifications for the Work, all of which shall be acceptable to Tenant. The Working Drawings shall be subject to Landlord’s written approval, which shall not be unreasonably withheld. If Landlord disapproves the Working Drawings, Landlord shall advise Tenant generally of the changes required in the Working Drawings so that they will meet Landlord’s approval. Tenant shall thereafter cause Tenant’s Planner and the consulting engineer to deliver to Landlord, within five (5) business days after Tenant’s receipt of such advice, revised Working Drawings which are acceptable to Landlord and in form and condition suitable to be released and issued for construction. Tenant represents to Landlord that Tenant has reviewed its needs and the above specified delivery date with Tenant’s Planner and consulting engineer and that Tenant has assured itself that the Working Drawings (and revised Working Drawings, if required) can be delivered as hereinabove required. Tenant agrees to cooperate with Tenant’s Planner and the consulting engineer and to furnish Tenant’s Planner and the consulting engineer all information requested by them as promptly as possible and in any event in sufficient time to cause the Working Drawings to be prepared (or revised, as the case may be) and delivered timely as hereinabove provided. Approval by Landlord of the Work and the Working Drawings shall not constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises.

2. Landlord shall perform the Work shown on the approved Working Drawings. Landlord shall pay the cost of the Work in Suite 3500 up to a maximum amount of $ 126,769.76 (the “Suite 3500 Allowance”, which is in the amount equal to $30.68 per square foot of rentable area of Suite 3500) and pay the cost of the Work in Suite 3600 up to a maximum amount of $145,880.00 (the “Suite 3600 Allowance”, which is in the amount equal to $35.00 per square foot of rentable area of Suite 3600; each of the Suite 3500 Allowance and Suite 3600 Allowance are sometimes referred to as an “Allowance”). Tenant shall pay the cost of the Work in each portion of the Premises in excess of the pertinent Allowance, in the manner provided in Paragraph 3 below. If the cost of the Work in either portion of the Premises is less than the pertinent Allowance, Tenant shall not be entitled to any credit or payment from Landlord for the amount by which such Allowance exceeds the cost of the Work. As used herein, “cost of the Work” shall include without limitation, (a) the cost of all labor and materials; (b) contractors’ overhead and profit; (c) a Landlord development supervisory fee in an amount equal to 3.5% of the sum of (a) and (b); (d) all architectural, engineering and space planning fees paid or incurred by Landlord or Tenant in connection with the Work and the preparation of the Working Drawings; (e) all costs of installation of telecommunications equipment and all cabling; (f) the cost of signage; and (g) moving costs not exceeding $2.00 per square foot of rentable area. Landlord shall not be obligated to disburse or become bound to disburse any portion of the Suite 3600 Allowance (i) more than sixty (60) days before the date on which Tenant will occupy Suite 3600 for the conduct of business or (ii) before Tenant has increased the amount of the Security Deposit in accordance with Section 22.2 of the Lease. Landlord shall not be obligated to disburse or become bound or further bound to disburse any portion of either Allowance at any time when Tenant is in default under the Lease.

3. Prior to commencing the Work, Landlord will submit to Tenant a written statement of the cost of the Work and that portion or portions of the cost of the Work, if any, to be paid for by Tenant as provided in Paragraph 2 above. Tenant agrees, within three (3) days after submission to it of such statement of cost, to execute and deliver to Landlord, in the form then in use by Landlord, an authorization to proceed with the Work, and Tenant shall also then pay to Landlord the amount set forth in Landlord’s statement as Tenant’s share of the cost of the Work. Tenant will subsequently pay to Landlord any additional costs of the Work payable by Tenant as determined under Paragraph 2 above within three (3) days after submission to Tenant of any statement therefor. Delays in the performance of the Work resulting from the failure of Tenant to comply with the provisions of the preceding sentence shall be deemed to be delays caused by Tenant. No Work shall be commenced until Tenant has fully complied with the preceding portions of this Paragraph 3.

4. Landlord shall use reasonable efforts to cause the Work in Suite 3500 to be “substantially completed” on or before the Commencement Date stated in Section 1. 1F of the Lease, and to cause the Work in Suite 3600 to be “substantially completed” on or before the date on which Tenant desires to occupy Suite 3600 for the conduct of business; provided, as to Suite 3600, that Tenant has given Landlord not less than ninety (90) days’ notice of such date, and has, at least ninety (90) days prior to such date, executed and delivered to Landlord the authorization to proceed with the Work in Suite 3600 provided for in Paragraph 3 above and otherwise complied with Paragraph 3 above and complied with Section 22.2 of the Lease; and subject, in each case, to delays defined in Section 26.7 of the Lease and as defined in Paragraph 5 of this Work Letter. In the event of any dispute, the Work shall be considered substantially completed in each Suite as of the date stated in a written certificate issued to Landlord and Tenant by Tenant’s Planner or Landlord’s architect certifying that the Work in such Suite has been completed (except for minor finish-out and “punchlist” items) as of that date in substantial compliance with the Working Drawings, or when Tenant first takes occupancy of such Suite, whichever first occurs. If the Work in Suite 3500 is not substantially completed on or before the Commencement Date stated in the Lease, or if the Work in Suite 3600 is not substantially completed on or before the date on which Tenant desires to occupy Suite 3600 for the conduct of business, the Lease shall remain in effect, Landlord shall have no liability to Tenant as a result of any delay in occupancy, and the Commencement Date and Expiration Date shall not be affected, but the foregoing shall not relieve Landlord of its obligations with respect to each Suite under the first sentence of this Paragraph.

5. Delays in the performance of the Work in Suite 3500 resulting from any delay attributable to Tenant, including without limitation the following, shall be deemed to be delays caused by Tenant:

(a) the failure of Tenant to timely furnish the Working Drawings, or revised Working Drawings, under Paragraph 1 above;

(b) changes in the Work or the Working Drawings requested by Tenant;

(c) the failure of Tenant to comply with the requirements of Paragraph 3 above;

(d) Tenant’s requirements for special work or materials, finishes, or installations other than Landlord’s standard building materials which actually delay the substantial completion of the Work;

(e) the performance of any other work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work; or

(f) any other act or omission or delay of Tenant, its agents, contractors, Tenant’s Planner, the consulting engineer, or persons employed by any of such persons delaying substantial completion of the Work.

Delays in the performance of the Work in Suite 3600 resulting from any delay attributable to Tenant, including without limitation the foregoing and any failure of Tenant to comply with the requirements of Section 22.2 of the Lease, shall be deemed to be delays caused by Tenant.

6. In the event that either Landlord or Tenant discovers during the planning for or performance of the Work that the Premises contains any ACMs, Landlord shall, at its sole cost and expense notwithstanding anything to the contrary contained in the Lease or in this Work Letter, abate such ACMs in accordance with applicable laws, regulations, rules, ordinances and legal requirements.

7. Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for changes in the Work specified in the Working Drawings (“Changes”), Landlord may, at its election, incorporate such Changes into the Work, at Tenant’s sole cost and expense subject to application of the pertinent Allowance. Prior to commencing any Changes in the Work requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Changes and overhead and a proposed Tenant Extra Order (the “TEO”) for such Changes in the standard form then in use by Landlord. If Tenant shall fail to enter into such TEO within one (1) week after Tenant’s receipt thereof, Landlord shall proceed to do only the Work as specified in the Working Drawings. Tenant agrees to pay to Landlord, concurrently with its execution of the TEO, the entire cost of the Changes as shown in the statement delivered by Landlord to the extent such cost, together with the then current cost of the Work, exceeds the pertinent Allowance provided for in Paragraph 2 above. As used herein “cost of Changes” shall include, without limitation, the items described in the last sentence of Paragraph 2 above.

8. Landlord, in Landlord’s discretion and upon request by Tenant, may grant to Tenant and Tenant’s agents a license to enter the Premises prior to the Commencement Date in order that Tenant may do other work required by Tenant to make the Premises ready for Tenant’s use and occupancy. Notwithstanding anything contained in this Work Letter to the contrary, Tenant may only use Landlord’s designated Building contractors for the following categories of work: structural, exterior walls and windows, roof, floor slabs, mechanical, electrical, plumbing and fire/life safety. It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

(a) Tenant shall give to Landlord not less than five (5) days’ prior written notice of its request to have such access to the Premises, which notice shall contain and/or shall be accompanied by: (i) a description of and schedule for the work to be performed by those persons and entities for whom and which such access is being requested; (ii) the names and addresses of all contractors, subcontractors and material suppliers (each of which shall employ only union personnel) for whom and which such early access is being requested and the approximate number of individuals, itemized by trade, who will be present in the Premises; (iii) copies of all contracts pertaining to the performance of the work for which such early access is being requested; (iv) copies of all plans and specifications pertaining to the work for which such access is being requested; (v) copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; (vi) certificates of insurance (in amounts and with insured parties satisfactory to Landlord) and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with such work; and (vii) assurances of the availability of funds sufficient to pay for all such work. All of the foregoing shall be subject to Landlord’s approval.

(b) Such early access shall be subject to scheduling by Landlord.

(c) Tenant’s agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord and Landlord’s agents in performing the Work, or with Landlord’s or other tenants’ work in other premises and in common areas of the Building, or the general operation of the Building. If at any time such entry shall cause or threaten to cause such disharmony or interference, including labor disharmony, Landlord may withdraw such license upon twenty-four (24) hours’ prior written notice to Tenant.

Any such entry into and occupation of the Premises by Tenant shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Monthly Base Rent and specifically including the provisions of Articles 10 and 11 thereof. Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work or installations made in the Premises or to property placed therein prior to the Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to the Premises or to any portion of the Work caused by Tenant or any of Tenant’s employees, agents, contractors, workmen or suppliers. In the event the performance of the work by Tenant, its agents, employees or contractors causes extra costs to Landlord or requires the use of elevators during hours other than 8:00 a.m. to 4:30 p.m. on Monday through Friday (except holidays), Tenant shall reimburse Landlord for the entire extra cost and the cost incurred by Landlord for the engineers or operators under applicable union regulations or contracts.

9. The terms and provisions of the Lease, insofar as they are applicable to this Work Letter, are hereby incorporated herein by reference.

10. All amounts payable by Tenant to Landlord hereunder shall be deemed to be Rent under the Lease and upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.

EXHIBIT C

RULES AND REGULATIONS

1. Tenant shall not use or permit the Premises to be used for any retail or wholesale use, or as a medical or dental office or clinic, or as a vocational or educational school, or as a governmental or quasi-governmental office, or for off-track betting or other gambling use or for a so-called “shared office” business.

2. Any sign, lettering, picture, notice or advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner and be of such character and style as Landlord shall approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in a position to be visible from outside the Building.

3. Tenant shall not use the name of the Building for any purpose other than Tenant’s business address, or use the name of the Building for Tenant’s business address after Tenant vacates the Premises.

4. Sidewalks, entrances, passages, courts, corridors, halls, elevators and stairways in and about the Premises shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the corridors of the Building or from the exterior of the Building.

5. No animals, pets, bicycles or other vehicles shall be brought or permitted to be in the Building or the Premises.

6. Room to room canvasses to solicit business from other tenants of the Building are not permitted.

7. Tenant shall not waste electricity, water or air conditioning and shall cooperate fully with Landlord to assure the most effective and efficient operation of the heating and air conditioning systems of the Building. All controls shall be adjusted only by authorized building personnel.

8. All corridor doors shall remain closed at all times.

9. No locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks.

10. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage. Except during Tenant’s normal business hours, Tenant shall keep all doors to the Premises locked and other means of entry to the Premises closed and secured.

11. Only machinery or mechanical devices of a nature directly related to Tenant’s ordinary use of the Premises shall be installed, placed or used in the Premises and the installation and use of all such machinery and mechanical devices is subject to the other rules contained in this Exhibit C and in the Lease.

12. All cleaning, repairing, janitorial, decorating, painting or other services and work in and about the Premises shall be done only by authorized Building personnel.

13. Safes, furniture, equipment, machines and other large or bulky articles shall be brought to the Building and into and out of the Premises at such times and in such manner as the Landlord shall direct (including the designation of elevator) and at Tenant’s sole risk and cost. Prior to Tenant’s removal of such articles from the Building, Tenant shall obtain written authorization of the office of the Building and shall present such authorization to a designated employee of Landlord.

14. Tenant shall not in any manner deface or damage the Building.

15. Inflammables such as gasoline, kerosene, naphtha and benzene, or explosives or any other articles of an intrinsically dangerous nature are not permitted in the Building or Premises.

16. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electric wiring of the Building and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electrical equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

17. To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees in the Building, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

18. Tenant shall not enter into or upon the roof or basement of the Building or any storage, heating, ventilation, air-conditioning, mechanical or elevator machinery housing areas.

19. Landlord reserves the right to restrict and control access to all electrical and telecommunications closets in the Building and to designate the entity or entities providing installation, repair and maintenance of cable and wiring in the Building’s risers and telecommunications closets.

20. Tenant shall not distribute literature, flyers, handouts or pamphlets of any type in any of the common areas of the Building.

21. Except for use of a microwave oven, coffee maker and a vending machine as reasonably required to accommodate Tenant’s employees, and subject to applicable legal

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requirements, Tenant shall not cook, otherwise prepare or sell any food or beverages in or from the Premises.

22. Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises.

23. Tenant shall keep all electrical and mechanical apparatus free of vibration, noise and air waves which may be transmitted beyond the Premises.

24. Tenant shall not permit objectionable odors or vapors to emanate from the Premises.

25. Tenant shall not place a load upon any floor of the Premises exceeding the floor load capacity for which such floor was designed or allowed by law to carry.

26. No floor covering shall be affixed to any floor in the Premises by means of glue or other adhesive, unless the installation procedure is approved by Landlord.

27. Tenant shall not remove the solar window film from any window in the Premises.

28. Tenant shall comply with Landlord’s Building smoking policy, as the same may be amended from time to time.

29. Tenant shall participate in all recycling programs established for the Building by Landlord and shall comply, at Tenant’s expense, with each present and future federal, state and local law, ordinance and regulation regarding recycling.

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